EXHIBIT — (a)(1)(i)
DELEK US HOLDINGS, INC.
OFFERING MEMORANDUM
RELATING TO OUR OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
FOR REPLACEMENT OPTIONS TO PURCHASE COMMON STOCK
THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE
AT 10:00 P.M., CENTRAL TIME, ON JUNE 10, 2009
UNLESS THIS OFFER IS EXTENDED OR TERMINATED
     Delek US Holdings, Inc., which is sometimes referred to in this offering memorandum as the “Company,” “Delek,” “our,” “us” and “we,” is offering employees and directors of Delek and its subsidiaries the opportunity to exchange outstanding options to purchase shares of our common stock granted under the Delek US Holdings Inc. 2006 Long-Term Incentive Plan that have per share exercise prices ranging between $16.00 and $35.08, which we refer to as “Eligible Options,” for new options to purchase fewer shares of our common stock at a lower exercise price, which we refer to as “Replacement Options,” on the terms and under the conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of the Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “This Offer,” which begins on page 13.
     Each of the Eligible Options that may be exchanged pursuant to the Offer was granted under the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan, which we refer to as the “Plan,” between May 2006 and March 2009. Replacement Options will be granted under the Plan upon the terms and subject to the conditions set forth in this offering memorandum and the related Delek Stock Option Exchange Program Election Form, which we refer to as the “Election Form.” Participation in the Exchange Program is voluntary.
     An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including May 13, 2009 through the date the Replacement Options are granted, which we refer to as the “Eligibility Period,” he or she satisfies all of the following conditions:
•	is a current employee or member of the Board of Directors of Delek or any subsidiary; and

•	holds at least one Eligible Option on the date of expiration of the Offer (which is expected to be June 10, 2009).
In this offering memorandum, we refer to the individuals who are eligible to participate in the Exchange Program as “Eligible Persons.”

     If you are an Eligible Person and you elect to exchange one or more Eligible Options, then, for each Eligible Option you elect to exchange, you must exchange all of that Eligible Option that remains unexercised and was granted to you on a single grant date at the same exercise price and with the same vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.
     Each Eligible Person who participates in the Exchange Program will receive a Replacement Option to purchase shares of Delek common stock in exchange for each Eligible Option that is surrendered and accepted for exchange in accordance with the terms of the Offer. The Exchange Program will not be a one-for-one exchange. As described further below, the number of shares covered by a Replacement Option will be determined by applying the applicable exchange ratio set forth in the Exchange Ratio Table below.
     On May 11, 2009, our Compensation Committee evaluated the exercise prices of the Eligible Options and the current share price of our common stock on the New York Stock Exchange (“NYSE”) and determined the exchange ratios applicable to each Eligible Option based upon calculations provided by AON/Radford, our independent consultant. The Committee set the exchange ratios with the objective of minimizing the aggregate incremental compensation cost of the Replacement Options under the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised) (“FAS 123(R)”). The exchange ratios were established by grouping Eligible Options with similar exercise prices and assigning an appropriate exchange ratio to each grouping.
     AON/Radford calculated the fair values of the Eligible Options and exchange ratios based upon the Black-Scholes model with the option-pricing model assumptions set forth below. This calculation of the exchange ratios was calculated as of an assumed exchange date of June 10, 2009.
•	U.S. Market Value of Delek common stock — $10.56 — Based on Delek’s closing stock price on the NYSE on May 11, 2009.

•	Expected Volatility — 36.18% — The expected volatility calculation is consistent with the ongoing methodologies used by Delek for purposes of valuing traditional stock option grants under FAS 123(R). As expressed to AON/Radford by Delek, the calculation of expected volatility places a 84% weight on Delek’s peer group’s historical volatilities, and a 16% weight on Delek’s peer group’s implied volatilities for their outstanding publicly traded stock option contracts, as of May 11, 2009.

•	Expected Dividend Yield — 1.00% — The expected dividend yield was calculated to be consistent with Delek’s ongoing methodology for purposes of valuing traditional stock options under FAS 123(R).

•	Risk-Free Rate of Return — 2.64% — 3.36% — A range of risk-free rates was used to value the exchange-eligible options, based on the remaining contractual term of the options as of May 11, 2009. Linear interpolation for each option’s

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remaining contractual term was applied to the Zero Coupon U.S. Treasury interest rates as of May 11, 2009.

•	Expected Life (exchange-eligible options) — AON/Radford has determined an expected life for each pre-exchange “underwater” option based upon the “in-the-money” level, vesting schedule, contractual term, and current life to date of each outstanding option. The expected lives were determined by means of Monte-Carlo simulations of future stock price paths by assuming that outstanding options were exercised (after vesting) once the simulated stock price path reached a level where the options were at-the-money and became exercisable. AON/Radford applied a uniform probability of exercise behavior thereafter, analogous to the assumption of the SEC’s Staff Accounting Bulletin #107.

•	Expected Life (new Replacement Options) — For the post-exchange options, which will be “at-the-money”, AON/Radford determined an expected life for each new option based upon the “simplified approach” as described in the SEC’s Staff Accounting Bulletin #107. This approach assumes that options will be exercised at the midpoint of the average time to vest and the full contractual term. Under the vesting schedules and contractual terms of the Replacement Options, the Replacement Options will have a weighted average expected life of 4.19 years.
     Setting the exchange ratios in the manner described above are intended to result in the issuance of Replacement Options that have a fair value approximately equal to the fair value of the surrendered Eligible Options they replace, thereby minimizing the additional compensation cost that we must recognize on the Replacement Options, although differences in fair value and additional compensation expense might result from fluctuations in our stock price after the exchange ratios were set but before the exchange actually occurs. Upon the completion of the Exchange Program, the FAS 123(R) incremental compensation cost of the Replacement Options will be calculated by AON/Radford, using the valuation methodologies described above, based upon the closing price of our common stock on the NYSE on the date the exchange offer expires (which is expected to be June 10, 2009), as well as other valuation assumptions.
     The following table sets forth the five applicable groupings of outstanding Eligible Options by exercise price, the exchange ratio that will be applicable to Eligible Options in each grouping that are surrendered for exchange, and the number of shares of our common stock that will be covered under the Replacement Options for each 100 shares covered under the Eligible Options in each grouping.
EXCHANGE RATIO TABLE

Exercise Price of	Exchange Ratio
Surrendered	(Replacement Options as a Percentage of	Replacement Options To Be Issued
Eligible Options	Surrendered Eligible Options)	Per 100 Eligible Options Surrendered
$16.00	67%	67
$16.01 - $20.99	57%	57
$21.00	50%	50
$21.01 - $25.99	44%	44
$26.00+	31%	31
     The number of shares covered by a Replacement Option will be determined by:

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•	multiplying (i) the number of shares covered by the Eligible Option you exchanged for the Replacement Option by (ii) the applicable exchange ratio (for example, if you are exchanging 100 Eligible Options with an exercise price of $16.00, multiply 100 Eligible Options by the exchange ratio of 67%, resulting in 67 Replacement Options to be issued); and

•	rounding the resulting number to the nearest whole number on a grant-by-grant basis (with options for fractional shares greater than or equal to 0.5 rounded up to the nearest whole number and options for fractional shares less than 0.5 rounded down to the nearest whole number).
     You may submit Eligible Options for exchange at any time prior to the expiration of the Offer, but we will not confirm acceptance of properly tendered Eligible Options on a rolling basis throughout the Eligibility Period. Instead, we will accept all Eligible Options that are properly tendered for exchange promptly upon expiration of the Offer, which is scheduled to occur at 10:00 p.m. Central Time on June 10, 2009, unless we extend the period of time during which the Offer will remain open. Each Eligible Option so accepted for exchange will be cancelled, and a Replacement Option will be granted. If you tender an Eligible Option, it will no longer be exercisable after the expiration of the Offer and our acceptance of the Eligible Option for exchange, except if you cease to be an Eligible Person before the end of the Eligibility Period. In that case, the Eligible Option tendered will remain outstanding and exercisable in accordance with its terms, and any taken by the Company to cancel the Eligible Option or issue a Replacement Option will be void and of no force or effect. If you elect to exchange Eligible Options pursuant to the Offer, your election is accepted and you remain an Eligible Person through the end of the Eligibility Period, we will grant you a Replacement Option under the Plan for each Eligible Option you have tendered for exchange. The new grant date for the Replacement Options will be the date of the exchange, which we expect will be the expiration date of this Offer (including any extensions of the Offer we may make).
     Each Replacement Option will have a per share exercise price equal to the greater of $8.00 or the closing price of the Company’s common stock on the NYSE on the grant date of the Replacement Options, will be unvested at the time it is granted and will vest according to the following schedule:
•	If all or a portion of an Eligible Option was vested on, or was scheduled to vest within six months of the grant date of the Replacement Options (which grant date is expected to be June 10, 2009), the corresponding portion of the Replacement Option will vest six months from the grant date of the Replacement Options (which vesting date is expected to be December 10, 2009).

•	If all or a portion of an Eligible Option was not vested on, and was not scheduled to vest within six months of the grant date of the Replacement Options (which grant date is expected to be June 10, 2009), the corresponding portion of the Replacement Option will vest on the same vesting date(s) on which such unvested portion of the Eligible Option would otherwise have become vested.

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     Each Replacement Option will have the same expiration date as the Eligible Option for which it is exchanged. Except for the minimum six month vesting period described in the first bullet point above, the new exercise price and the right to purchase fewer shares of our common stock, each Replacement Option will have terms and conditions identical to those of the exchanged Eligible Option.
     Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should exchange your Eligible Options. You must make your own decision whether to tender your Eligible Options, taking into account your personal circumstances and preferences. Past and current market prices of our common stock may provide little or no basis for predicting what the market price of our common stock will be when we grant Replacement Options to you in exchange for your tendered Eligible Options or at any other time in the future. We cannot assure you that the market price of our common stock will be greater than the exercise price of the Replacement Options at any time. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options.
     This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7 of the offering memorandum.
     Shares of our common stock are quoted on the NYSE under the symbol “DK.” On May 11, 2009, the closing sales price of our common stock as quoted on the NYSE was $10.56 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.
     As of May 11, 2009, options to purchase 1,737,387 shares of our common stock were granted and outstanding under the Plan. 1,663,637 of these options are Eligible Options held by Eligible Persons. The shares of common stock issuable upon exercise of Eligible Options by Eligible Persons represent approximately 3.06% of the total shares of our common stock outstanding as of May 11, 2009, including shares subject to options granted and outstanding under the Plan and the share purchase rights of our Chief Executive Officer.
IMPORTANT
     If you choose to participate in the Offer, you should access, and follow the instructions on, the offer website at https://delekus.equitybenefits.com (the “Offer Website”). The Offer Website provides you with certain information about your Eligible Options, including the grant date, the exercise price, the number of shares subject to the option and the election alternatives available to you.
     If you are unable to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website (such as the Offer Website being unavailable or the Offer Website not accepting your election), or if you do not otherwise have access to the Offer Website for any reason (including lack of access to internet services), you may make your election by obtaining a paper election form, and returning a completed paper election form, by

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facsimile or hand delivery, to the Option Exchange Administrator at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271, e-mail option.exchange@delekus.com.
     If you choose to participate in the Offer, you must make your election (whether electronically or otherwise) before the expiration of the Offer at 10:00 p.m., Central Time, on June 10, 2009 (unless the Offer is extended). We will not accept delivery of any election after the expiration of the Offer. Documents submitted by United States mail, FedEx, UPS, DHL or similar delivery service are not permitted.
     If we have not received your properly documented election before the Offer expires, you will be deemed to have declined the Offer. If you choose (whether expressly or otherwise) not to participate in the Offer, you will retain your current options under their current terms and conditions.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.
     You should direct questions about this Offer or requests for additional copies of this offering memorandum and the other Exchange Program documents to the to the Option Exchange Administrator at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271, e-mail option.exchange@delekus.com.
     Delek has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this document or other information to which we have referred you. Delek has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Exchange Program documents. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this offering memorandum, you must not rely upon that recommendation, information or representation as having been authorized by Delek.
     Nothing in this offering memorandum shall be construed to give any person the right to remain in the employ of Delek or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this offering memorandum should be considered a contract or guarantee of employment, wages or compensation.
     Delek reserves the right to amend or terminate the Plan, at any time, and the grant of an option under the Plan or this Offer does not in any way obligate Delek to grant additional options or offer further opportunities to participate in any offer to exchange at any future time. The grant of any option and any future options granted under any Plan or in relation to this Offer is wholly discretionary in nature and is not to be considered part

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of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

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INDEX TO SUMMARY TERM SHEET

Page
EXCHANGE PROGRAM DESIGN AND PURPOSE	1

What is the Exchange Program?	1

Why are we conducting the Exchange Program?	1

What are Eligible Options?	2

Who are Eligible Persons?	2

What are Replacement Options?	2

How are Replacement Options different from Eligible Options?	2

How many shares will I be able to purchase if I exercise a Replacement Option?	3

How will the number of shares covered by a Replacement Option be determined?	4

What is the Black-Scholes valuation model?	4

Do I have to participate in the Exchange Program?	4

When must I be an Eligible Person?	4

Does participation in the Exchange Program create a right to continued employment?	5

What happens if I leave Delek because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?	5

If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?	5

What will happen to Eligible Options that I choose not to exchange?	5

Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?	5

What are the conditions to this Offer?	5

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM	6

How do I participate in the Exchange Program?	6

How will I know Delek received my election to participate in the Exchange Program?	6

How will I know my options were exchanged?	6

Is Delek required to accept my Eligible Options for exchange?	6

How do I obtain information about all of my existing stock options?	7

Must I submit my Eligible Option grant documents with my election form?	7

What is the deadline to elect to participate in the Exchange Program?	7

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SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet and the Election Form. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.
     The questions and answers have been separated into three categories:
•	Exchange Program Design and Purpose

•	Administration and Timing of Exchange Program

•	Other Important Questions
EXCHANGE PROGRAM DESIGN AND PURPOSE
1.	What is the Exchange Program?
     The Exchange Program is a program being offered by Delek to allow Eligible Persons to exchange their Eligible Options for Replacement Options. The Exchange Program is voluntary and will allow Eligible Persons to choose whether to keep their Eligible Options at the existing exercise prices or to exchange those options for Replacement Options.
2.	Why are we conducting the Exchange Program?
     Stock options for employees and directors are very important to Delek’s compensation program and philosophy. We rely heavily on the specialized skills and expertise of our employees and directors to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Delek, like many companies, uses stock options as a means of attracting, motivating and retaining high performing employees. At Delek, stock options constitute a key part of our incentive and retention programs because we believe (as does our board of directors) that equity compensation encourages participants to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.
     Many of our employees and directors now hold stock options which were granted under our 2006 Long-Term Incentive Plan at exercise prices per share ranging between $16.00 and $35.08. These options are now significantly “underwater,” meaning they have exercise prices significantly higher than the current market price of our common stock. Although we continue to believe that stock options are an important component of our total compensation program, many of our employees and directors view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees and directors, these options are ineffective at providing incentives and retention value. We believe this Offer addresses these issues by providing a way for eligible employees and directors to exchange their out-of-the-money stock options for options that are at or closer to our current trading price, if they choose to do so.
3.	What are Eligible Options?
     Eligible Options are those currently outstanding options to purchase from Delek shares of Delek common stock that (i) were granted under our 2006 Long-Term Incentive Plan with exercise prices ranging between $16.00 per share to $35.08 per share, and (ii) are held by Eligible Persons. Each of the Eligible Options that may be exchanged pursuant to the Offer was granted between May 2006 and March 2009.
4.	Who are Eligible Persons?
     An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including May 13, 2009 through the date the Replacement Options are granted, he or she satisfies all of the following conditions:
•	is a current employee or member of the Board of Directors of Delek or any subsidiary; and

•	holds at least one Eligible Option on the date of expiration of the Offer (which is expected to be June 10, 2009).
5.	What are Replacement Options?
     Replacement Options are the options that will be granted to Eligible Persons in exchange for tendered and accepted Eligible Options.
6.	How are Replacement Options different from Eligible Options?
     Each Replacement Option will have a per share exercise price equal to the greater of $8.00 or the closing price of the Company’s common stock on the NYSE on the grant date of the Replacement Options, will be unvested at the time it is granted and will vest according to the following schedule:
•	If all or a portion of an Eligible Option was vested on, or was scheduled to vest within six months of the grant date of the Replacement Options (which grant date is expected to be June 10, 2009), the corresponding portion of the Replacement Option will vest six months from the grant date of the Replacement Options (which vesting date is expected to be December 10, 2009).

•	If all or a portion of an Eligible Option was not vested on, and was not scheduled to vest within six months of the grant date of the Replacement Options (which grant date is expected to be June 10, 2009), the corresponding portion of the Replacement Option will vest on the same vesting date(s) on which such unvested portion of the Eligible Option would otherwise have become vested.
     Each Replacement Option will have the same expiration date as the Eligible Option for which it is exchanged. Except for minimum six month vesting period described in the first bullet point above, the new exercise price and the right to purchase fewer shares of our common stock, each Replacement Option will have terms and conditions identical to those of the exchanged Eligible Option.
7.	How many shares will I be able to purchase if I exercise a Replacement Option?
     Each Eligible Person who participates in the Exchange Program will receive a Replacement Option to purchase shares of Delek common stock in exchange for each Eligible Option that is surrendered and accepted for exchange in accordance with the terms of the Offer. The Exchange Program will not be a one-for-one exchange. As described further below, the number of shares covered by a Replacement Option will be determined by applying the applicable exchange ratio set forth in the Exchange Ratio Table below.
     On May 11, 2009, our Compensation Committee evaluated the exercise prices of the Eligible Options and the current share price of our common stock on the NYSE and determined the exchange ratios applicable to each Eligible Option. The Committee set the exchange ratios with the objective of minimizing the aggregate incremental compensation cost of the Replacement Options under the provisions of FAS 123(R). The exchange ratios were established by grouping Eligible Options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. AON/Radford calculated the fair values of the Eligible Options and exchange ratios based upon the Black-Scholes model with the option-pricing model assumptions discussed in Section 8 of this offering memorandum. Setting the exchange ratios in this manner is intended to result in the issuance of Replacement Options that have a fair value approximately equal to the fair value of the surrendered Eligible Options they replace, thereby minimizing the additional compensation cost that we must recognize on the Replacement Options, although differences in fair value and additional compensation expense might result from fluctuations in our stock price after the exchange ratios were set but before the exchange actually occurs. Upon the completion of the Exchange Program, the FAS 123(R) cost of the Replacement Options will be calculated by AON/Radford using the valuation methodology described in Section 8, based upon the closing price of our common stock on the NYSE on the date the exchange offer expires (which is expected to be June 10, 2009), as well as other valuation assumptions.
     The following table sets forth the five applicable groupings of outstanding Eligible Options by exercise price, the exchange ratio that will be applicable to Eligible Options in each grouping that are surrendered for exchange, and the number of shares of our common stock that will be covered under the Replacement Options for each 100 shares covered under the Eligible Options in each grouping.

EXCHANGE RATIO TABLE

Exercise Price of	Exchange Ratio
Surrendered	(Replacement Options as a Percentage of	Replacement Options To Be Issued
Eligible Options	Surrendered Eligible Options)	Per 100 Eligible Options Surrendered
$16.00	67%	67
$16.01 - $20.99	57%	57
$21.00	50%	50
$21.01 - $25.99	44%	44
$26.00+	31%	31
     For purposes of applying the exchange ratios, fractional Replacement Options will be rounded to the nearest whole number on a grant-by-grant basis (with options for fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and options for fractional shares less than 0.5 rounded down to the nearest whole share).
8.	How will the number of shares covered by a Replacement Option be determined?
     The number of shares covered by a Replacement Option will be determined by:
•	multiplying (i) the number of shares covered by the Eligible Option you exchanged for the Replacement Option by (ii) the applicable exchange ratio; and

•	rounding the resulting number to the nearest whole number on a grant-by-grant basis.
     The exchange ratios are further described in Question 7.
9.	What is the Black-Scholes valuation model?
     The Black-Scholes valuation model is a widely-used and generally accepted option valuation methodology that provides an estimate of the fair value of a stock option. It is the same model Delek uses to value its stock options for financial statement reporting purposes.
10.	Do I have to participate in the Exchange Program?
     No. Participation in the Exchange Program is completely voluntary. Although our Board of Directors and stockholders have approved making this Offer to you, neither Delek nor the Board of Directors is making any recommendation as to your participation in the Exchange Program. The decision to participate must be yours. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program.
11.	When must I be an Eligible Person?
     To participate in the Exchange Program, you must be an Eligible Person throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (May 13, 2009), through the date the Replacement Options are granted (currently anticipated to be June 10, 2009). If you are not an Eligible Person throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and unchanged.

12.	Does participation in the Exchange Program create a right to continued employment?
     No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.
13.	What happens if I leave Delek because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?
     If you are not an Eligible Person for any reason at any time during the Eligibility Period, including on the date Replacement Options are granted (currently anticipated to be June 10, 2009), any election you make to participate in the Exchange Program will be automatically voided and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options.
14.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?
     Eligible Options that are accepted for exchange under the Exchange Program will be cancelled on the date the Replacement Options are granted, which is expected to be the expiration date of the Offer (currently expected to be June 10, 2009). The shares of Delek common stock underlying any cancelled Eligible Option will be available to be awarded under the Plan, including in the form of Replacement Options.
15.	What will happen to Eligible Options that I choose not to exchange?
     Eligible Options that you choose not to exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.
16.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?
     Participation or non-participation in the Exchange Program will have no effect on your consideration for future stock option grants. Your eligibility is determined under the terms and conditions of the Plan.
17.	What are the conditions to this Offer?
     This Offer is subject to a number of conditions, including the conditions described in Section 7 of the offering memorandum. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer. There is no minimum aggregate number of Eligible Options that must be tendered in this Offer.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM
18.	How do I participate in the Exchange Program?
     If you choose to participate in the Offer, you should access, and follow the instructions on the Offer Website at https://delekus.equitybenefits.com. The Offer Website provides you with certain information about your Eligible Options, including the grant date, the exercise price, the number of shares subject to the option and the election alternatives available to you.
     If you are unable to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website (such as the Offer Website being unavailable or the Offer Website not accepting your election), or if you do not otherwise have access to the Offer Website for any reason (including lack of access to internet services), you may make your election by obtaining a paper election form, and returning a completed paper election form, by facsimile or hand delivery, to the Option Exchange Administrator at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271, e-mail option.exchange@delekus.com.
     If you choose to participate in the Offer, you must make your election (whether electronically or otherwise) before the expiration of the Offer at 10:00 p.m., Central Time, on June 10, 2009 (unless the Offer is extended). We will not accept delivery of any election after the expiration of the Offer. Documents submitted by United States mail, FedEx, UPS, DHL or similar delivery service are not permitted.
     If we have not received your properly documented election before the Offer expires, you will be deemed to have declined the Offer.
19.	How will I know Delek received my election to participate in the Exchange Program?
     We intend to confirm the receipt of your election form (whether electronically or by facsimile or hand delivery) by e-mail and U.S. mail within two U.S. business days. If you have not received a confirmation that we received your response, we recommend that you confirm that we have received your election form. Following the close of the second U.S. business day after making your election, you may contact the Option Exchange Administrator to confirm our receipt of your election form.
20.	How will I know my options were exchanged?
     We will give you written notice of acceptance of Eligible Options for exchange by press release, e-mail or other method of communication.
21.	Is Delek required to accept my Eligible Options for exchange?
     We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. You may submit Eligible Options for exchange at any time prior to the expiration of the Offer, but we will not confirm acceptance of properly tendered Eligible Options on a rolling basis throughout the

Eligibility Period. Instead, subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all Eligible Options properly tendered for exchange that are not validly withdrawn.
22.	How do I obtain information about all of my existing stock options?
     Information concerning your stock options is available by logging into the Offer Website. You can also contact the Option Exchange Administrator at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271, e-mail option.exchange@delekus.com.
23.	Must I submit my Eligible Option grant documents with my election form?
     No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.
24.	What is the deadline to elect to participate in the Exchange Program?
     The deadline to participate in the Exchange Program is 10:00 p.m. Central Time on June 10, 2009 unless this Offer is extended by us. This means that your completed election form must be received by us before that time. Election forms can be submitted by any one of the permitted methods set forth in the answer to Question 18.
     We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension as described in Section 14 of the offering memorandum. If this Offer is extended, you must deliver your Election Form before the time to which this Offer is extended.
25.	What will happen if my election form is not received as required by the deadline?
     If your election form is not received by us by the deadline, then you will not be able to participate in the Exchange Program and all stock options currently held by you will remain unchanged, including the exercise price and number of underlying shares.
26.	May I withdraw or change my election?
     Yes. You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 10:00 p.m. Central Time on June 10, 2009. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.
27.	How do I withdraw or change my election?
     To withdraw or change your previously submitted election form, you must submit a replacement election form in the same manner set forth in the answer to Question 18, and we must receive the replacement election form before the expiration of this Offer at 10:00 p.m. Central Time on June 10, 2009 (or the extended expiration date of the Offer is extended). It is your responsibility to confirm that we have received your replacement election form before the expiration of this Offer. In all cases, the last election form submitted and received prior to the expiration of this Offer will prevail.
28.	If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?
     Yes. If you were issued more than one Eligible Option grant, you may make a separate election for each grant. If you elect to tender an Eligible Option for exchange, you must exchange the entire unexercised portion of that grant. Partial exchanges of a grant are not permitted.
29.	May I exchange the remaining portion of an Eligible Option that I have already partially exercised?
     Yes, any remaining outstanding, unexercised Eligible Options may be exchanged.
30.	May I select which portion of an Eligible Option to exchange?
     No. If you choose to exchange an Eligible Option, the entire outstanding, unexercised Eligible Option must be exchanged.
31.	May I exchange both the vested and unvested portions of an Eligible Option?
     Yes. Each Eligible Option exchanged must be exchanged in its entirety, whether or not it is fully vested. Each Replacement Option will be unvested at the time it is granted and will become vested according to the vesting schedule described in the answer to Question 6.
32.	When will I receive my Replacement Option grant documents?
     We will grant the Replacement Options shortly following the time the Eligible Options you tendered to exchange are accepted and cancelled. If this Offer expires on June 10, 2009, we would expect the exchange and the grant of the Replacement Options to occur on that day. Grant documents for the Replacement Options will be mailed to you thereafter.
33.	What if my employment with Delek is terminated after the date the Replacement Options are granted?
     If your employment with Delek is terminated for any reason after the date Replacement Options are granted to you, you will have the same exercise rights, if any, under each of your Replacement Options that you would have had under the Eligible Option exchanged for that Replacement Option, but with respect to the smaller number of shares, lower exercise price and the new vesting schedule provided for in the Replacement Option. It is important to note that no Replacement Options will be vested for at least six months, even if some or all of the Eligible Options tendered in exchange for such Replacement Options had or would have previously become vested.

34.	After I receive Replacement Options, what happens if my Replacement Options end up underwater?
     We are conducting the Exchange Program at this time because of Delek’s recent stock price decline. We can provide no assurance as to the price of our common stock at any time in the future. Moreover, we cannot speculate on whether we will ever conduct another exchange program at any time in the future should your Replacement Options end up underwater.
OTHER IMPORTANT QUESTIONS
35.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?
     If you accept this Offer, we believe, under current U.S. law, you should not recognize income for U.S. federal income tax purposes upon the receipt of Replacement Options in exchange of your Eligible Options. All Replacement Options will be characterized as “non-qualified” options for U.S. federal income tax purposes. This and other tax considerations relating to the exchange and the Replacement Options are described in Section 13 below under the heading “Material U.S. Federal Income Tax Consequences.” You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax advisor with any questions regarding the tax consequences of participating in the Exchange Program in the context of your own situation. In particular, if you are an Eligible Person who is not a U.S. citizen or resident, we urge you to speak with your own tax advisor regarding the potential U.S. and non-U.S. tax consequences to you of participation in the Exchange Program.
36.	How should I decide whether or not to participate?
     The decision to participate must be each individual Eligible Person’s personal decision, and it will depend largely on each Eligible Person’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

RISK FACTORS
     Participation in the Offer involves a number of potential risks and uncertainties, including those described below. The risks and uncertainties below and the risks and uncertainties set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 9, 2009 and incorporated herein by reference, highlight the material risks of participating in the Offer. Eligible Persons should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in the Offer. In addition, we urge you to read all of the materials relating to the Offer before deciding whether or not to tender your Eligible Options for exchange.
Risks Related to this Exchange Offer
     You will receive new options covering fewer shares than the Eligible Options that you tender for exchange under this exchange offer.
     On May 11, 2009, our Compensation Committee evaluated the exercise prices of the Eligible Options and the current share price of our common stock on the NYSE and determined the exchange ratios applicable to each Eligible Option based upon calculations provided by AON/Radford, our independent consultant. The Committee set the exchange ratios with the objective of minimizing the aggregate incremental compensation cost of the Replacement Options under the provisions of FAS 123(R). The exchange ratios were established by grouping Eligible Options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. AON/Radford calculated the fair values of the Eligible Options and exchange ratios based upon the Black-Scholes model with the option-pricing model assumptions described in Section 8 of this offering memorandum. Setting the exchange ratios in this manner is intended to result in the issuance of Replacement Options that have a fair value approximately equal to the fair value of the surrendered Eligible Options they replace, thereby minimizing the additional compensation cost that we must recognize on the Replacement Options, although differences in fair value and additional compensation expense might result from fluctuations in our stock price after the exchange ratios were set but before the exchange actually occurs. Each Replacement Option will have a per share exercise price equal to the greater of $8.00 or the closing price of our common stock on the NYSE on the grant date of the Replacement Options. As a result, you will be issued Replacement Options that will represent the right to purchase fewer shares than the Eligible Options tendered for exchange, but at a lower exercise price.
     Your Replacement Options may be “out-of-the-money” on the date of grant.
     Although the intent of this Offer is to provide a way for eligible employees and directors to exchange their out-of-the-money stock options for options that are closer to our current trading price, your replacement options may be out-of-the-money on the date of grant because the exercise price of the Replacement Options will be set at $8.00 if the closing price of our common stock on the NYSE on the grant date of the Replacement Options is less than $8.00.

     If the price of our common stock increased after the date on which your Eligible Options were cancelled, your cancelled Eligible Options might have been worth more than the Replacement Options that you received in exchange for them.
     Because you will receive new options covering fewer shares than the Eligible Options surrendered, it is possible that, at some point in the future, your exchanged Eligible Options would have been economically more valuable than the new Replacement Options issued pursuant to this Offer. For example, assume, for illustrative purposes only, that you exchange Eligible Options for 1,000 shares with an exercise price of $16.00, that you receive a grant of new Replacement Options for 670 shares with an exercise price of $10.00 per share, and three years after the new grant date the price of our common stock had increased to $30.00 per share. Under this example, if you had kept your exchanged Eligible Options, exercised them and sold all 1,000 shares at $30.00 per share, you would have realized a pre-tax gain of $14,000, but if you exchanged your Eligible Options for Replacement Options, exercised the Replacement Options and sold all 670 shares covered by the Replacement Options at $30.00 per share, you would only realize a pre-tax gain of $13,400.
     If you exchange Eligible Options for new Replacement Options and you cease providing services to us before the shares represented by the new Replacement Options vest, you will forfeit any unvested portion of your new Replacement Options.
     If you elect to participate in this Offer, each new Replacement Option issued to you will have the vesting schedule described herein. Generally, if you cease to provide services to us, your new Replacement Options will cease to vest and any unvested portion of your new Replacement Options will be cancelled as of the date you ceased to provide services. Accordingly, if you exchange Eligible Options for new Replacement Options and you cease providing services to us before the shares represented by the Replacement Option vest, you will forfeit any unvested portion of your new Replacement Option even if the shares represented by the Eligible Options were vested at the time the Eligible Options were tendered for exchange or would have otherwise have become vested before your employment terminates. In general, all Replacement Options will be unvested for at least six months after the date they are issued.
     Nothing in this Offer should be construed to confer upon you the right to remain an employee or director of Delek or one of our subsidiaries. The terms of your employment or consultancy with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or consultancy until the grant date or vesting dates for the new Replacement Options or thereafter.
     If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.
     If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Business-Related Risks
     For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008.

THIS OFFER
     SECTION 1. Eligibility; Number of Options; Expiration Time.
     Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the Plan in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the “Expiration Time,” as we have defined this term below. “Eligible Options” are those currently outstanding options to purchase from Delek shares of Delek common stock that (i) were granted under our 2006 Long-Term Incentive Plan with exercise prices ranging between $16.00 per share to $35.08 per share, and (ii) are held by Eligible Persons. Each of the Eligible Options that may be exchanged pursuant to the Offer was granted between May 2006 and March 2009.
     An individual will be eligible to participate in the Exchange Program, provided that during the entire Eligibility Period, which runs from and includes May 13, 2009 through the date the Replacement Options are granted, he or she satisfies all of the following conditions:
•	is a current employee or member of the Board of Directors of Delek or any subsidiary; and

•	holds at least one Eligible Option on the date of expiration of the Offer (which is expected to be June 10, 2009).
     Even if you are an Eligible Person when the Exchange Program commences, you will not be eligible to exchange Eligible Options for Replacement Options unless you continue to meet all of the conditions of an Eligible Person throughout the entire Eligibility Period, including the date on which the Replacement Options are granted.
     This Offer’s Expiration Time is 10:00 p.m. Central Time on June 10, 2009, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this Offer.
     If you elect to exchange Eligible Options, you must exchange all of each Eligible Option grant that you elect to exchange. For this purpose, an Eligible Option grant includes all of a grant made to you on a single grant date with the same exercise price and vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not been exercised will be eligible to be exchanged for a Replacement Option.
     If you tender an Eligible Option, it will no longer be exercisable after the expiration of the Offer and our acceptance of the Eligible Option for exchange, except if you cease to be an Eligible Person before the end of the Eligibility Period. In that case, the Eligible Option tendered will remain outstanding and exercisable in accordance with its terms, and any taken by the Company to cancel the Eligible Option or issue a Replacement Option will be void and of no force or effect. If you elect to exchange Eligible Options pursuant to the Offer, your election is accepted and you remain an Eligible Person through the end of the Eligibility Period, we will grant you a Replacement Option under the Plan for each Eligible Option you have tendered for exchange. The new grant date for the Replacement Options will be the date of the exchange, which we expect will be the expiration date of this Offer (including any extensions of the Offer we may make).
     Each Eligible Person who participates in the Exchange Program will receive a Replacement Option to purchase shares of Delek common stock in exchange for each Eligible Option that is surrendered and accepted for exchange in accordance with the terms of the Offer. The Exchange Program will not be a one-for-one exchange. As discussed in Section 8, the number of shares covered by a Replacement Option will be determined by applying the applicable exchange ratio set forth in the Exchange Ratio Table in Section 8.
     Unless prevented by law or applicable regulations, each Eligible Option accepted for exchange and cancelled will be replaced with a Replacement Option granted under the Plan. Each Replacement Option will represent the right to purchase at a lower exercise price per share fewer shares than the Eligible Option for which it is exchanged. The exercise price of the Replacement Options will be equal to the greater of $8.00 or the closing price of the Company’s common stock on the NYSE on the grant date, which will be the date of the exchange.
     We will not grant any Replacement Options exercisable for fractional shares. Instead, in applying the exchange ratios, fractional Replacement Options will be rounded to the nearest whole share on a grant-by-grant basis (with options for fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and options for fractional shares less than 0.5 rounded down to the nearest whole share).
     Each Replacement Option will have a per share exercise price equal to the greater of $8.00 or the closing price of the Company’s common stock on the NYSE on the grant date of the Replacement Options, will be unvested at the time it is granted and will vest according to the following schedule:
•	If all or a portion of an Eligible Option was vested on, or was scheduled to vest within six months of the grant date of the Replacement Options (which grant date is expected to be June 10, 2009), the corresponding portion of the Replacement Option will vest six months from the grant date of the Replacement Options (which vesting date is expected to be December 10, 2009).

•	If all or a portion of an Eligible Option was not vested on, and was not scheduled to vest within six months of the grant date of the Replacement Options (which grant date is expected to be June 10, 2009), the corresponding portion of the Replacement Option will vest on the same vesting date(s) on which such unvested portion of the Eligible Option would otherwise have become vested.
     Each Replacement Option will have the same expiration date as the Eligible Option for which it is exchanged. Except for minimum six month vesting period described in the first bullet point above, the new exercise price and the right to purchase fewer shares of our common stock, each Replacement Option will have terms and conditions identical to those of the exchanged Eligible Option.
     If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.
     SECTION 2. Purpose of this Offer.
     We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, develop our business and satisfy customer needs. At Delek, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.
     Many of our employees now hold Eligible Options with exercise prices (ranging between $16.00 and $35.08 per share) that are significantly higher than the current market price of our common stock. For example, on May 11, 2009, the closing price of our common stock on the NYSE was $10.56 per share. As of May 11, 2009, Eligible Options to purchase 1,663,637 shares of our common stock were “underwater.” Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees to complete and deliver the important strategic and operational initiatives that we developed to increase long-term stockholder value. In addition to providing key incentives to our employees, this Offer is also designed to benefit our stockholders by reducing the overhang from outstanding stock options and by providing us better retention tools for our key contributors due to the extended vesting terms for certain of the new options. For example, assuming, for purposes of illustration, full participation in this Offer, a hypothetical market price of $8.00 per share, an exercise price of the new option grants of $8.00 per share and exchange ratios that result in the fair value of the new Replacement Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the day the new Replacement Options are granted, we would benefit from a reduction in our overhang of outstanding stock options. The actual reduction in the overhang of our outstanding stock options that could result from this Offer could vary significantly and is dependent upon a number of factors, including the actual level of participation in this Offer.

     We obtained stockholder approval to conduct this Offer at our 2009 annual meeting of stockholders.
     Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum. You must make your own decision whether to elect to exchange your options.
     SECTION 3. Procedures for Electing to Exchange Options.
     Proper Exchange of Eligible Options. If you choose to participate in the Offer, you should access, and follow the instructions on the Offer Website at https://delekus.equitybenefits.com. The Offer Website provides you with certain information about your Eligible Options, including the grant date, the exercise price, the number of shares subject to the option and the election alternatives available to you.
     If you are unable to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website (such as the Offer Website being unavailable or the Offer Website not accepting your election), or if you do not otherwise have access to the Offer Website for any reason (including lack of access to internet services), you may make your election by obtaining a paper election form, and returning a completed paper election form, by facsimile or hand delivery, to the Option Exchange Administrator at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, facsimile number (615) 435-1271, e-mail option.exchange@delekus.com.
     If you choose to participate in the Offer, you must make your election (whether electronically or otherwise) before the expiration of the Offer at 10:00 p.m., Central Time, on June 10, 2009 (unless the Offer is extended). We will not accept delivery of any election after the expiration of the Offer. Documents submitted by United States mail, FedEx, UPS, DHL or similar delivery service are not permitted.
     We intend to confirm the receipt of your election form (whether electronically or by facsimile or hand delivery) by e-mail and U.S. mail within two U.S. business days. If you have not received a confirmation that we received your response, we recommend that you confirm that we have received your election form. Following the close of the second U.S. business day after making your election, you may contact the Option Exchange Administrator to confirm our receipt of your election form. We will give you written notice of acceptance of Eligible Options for exchange by press release, e-mail or other method of communication.
     If we do not receive your election form by the Expiration Time, you will be deemed to have declined the Offer and will not be able to participate in the Exchange Program, and each stock option currently held by you will remain intact with its original exercise price and with its other original terms.
     The method of delivery of all documents to us, including the election form, is at the election and risk of the electing option holder. It is your responsibility to ensure timely delivery to and receipt by us of any documents you elect to send to us.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer we will do so for all option holders. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.
     Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.
     Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.
     SECTION 4. Withdrawal Rights.
     You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time (10:00 p.m. Central Time on June 10, 2009). If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Time as extended for this Offer.
     To validly withdraw tendered Eligible Options, you must submit a replacement election form. We must receive the replacement election form before the Expiration Time. Providing us with a properly completed election form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an election form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your replacement election form indicating the withdrawal of your tendered Eligible Options before the Expiration Time. If you elect to withdraw an Eligible Option grant, you must withdraw the entire Eligible Option grant that was granted to you on the same grant date and with the same exercise price and vesting schedule. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Expiration Time by following the procedures described in Section 3.

     Neither Delek nor any other person is obligated to give notice of any defects or irregularities in any election form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.
     SECTION 5. Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.
     You may submit Eligible Options for exchange at any time prior to the expiration of the Offer, but we will not confirm acceptance of properly tendered Eligible Options on a rolling basis throughout the Eligibility Period. Instead, upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7, and promptly following the expiration of this Offer, we expect to accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time. We will give you written notice of acceptance of Eligible Options for exchange by press release, e-mail or other method of communication.
     If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options on the exchange date of this Offer. Grant documents for the Replacement Options will be mailed to you thereafter.
     If you cease to be an Eligible Person at any time during the Eligibility Period, including the date the Replacement Options are granted, your election to participate in the Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.
     For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. We will give you written notice of acceptance of Eligible Options for exchange by press release, e-mail or other method of communication. Subject to our rights to extend, terminate and amend this Offer, you will receive your Replacement Option grant documents after the new grant date.
     SECTION 6. Price Range of Common Stock Underlying the Options.
     Our common stock is quoted on the NYSE under the symbol “DK.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the NYSE.

	High	Low
Fiscal Year Ended December 31, 2007
First Quarter	$19.28	$14.82
Second Quarter	$28.49	$18.67
Third Quarter	$30.77	$21.35
Fourth Quarter	$26.17	$17.50
Fiscal Year Ended December 31, 2008
First Quarter	$20.47	$12.54
Second Quarter	$14.40	$8.84
Third Quarter	$10.82	$7.28
Fourth Quarter	$9.09	$3.51
Fiscal Year Ending December 31, 2009
First Quarter	$11.61	$5.27
Second Quarter (through May 11, 2009)	$12.41	$9.30
     On May 11, 2009, the closing price of our common stock as reported by the NYSE was $10.56 per share. There is no established trading market for employee stock options to purchase shares of our common stock.
     We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.
     SECTION 7. Conditions of this Offer.
     Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to rules promulgated under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time any of the following events has occurred, or has been determined by us to have occurred or likely to occur, and, in our reasonable judgment makes it inadvisable to proceed with this Offer:
     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;
     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:
     (i) make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

     (ii) delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue Replacement Options for some or all of the Eligible Options tendered for exchange;
     (iii) materially impair (such as by increasing the accounting or other costs of this Offer to us) the contemplated benefits of this Offer to us; or
     (iv) materially and adversely affect the business, condition (financial or other), income or operations of Delek;
     (c) there shall have occurred:
     (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;
     (iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
     (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;
     (v) any significant increase or decrease in the market price of the shares of our common stock;
     (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other) or operations of Delek or on the trading in our common stock; or
     (vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;
     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
     (i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 13, 2009;

     (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 13, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or
     (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or
     (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of Delek that, in our reasonable judgment, is or may have a material adverse effect on Delek.
     The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
     SECTION 8. Source and Amount of Consideration; Terms of Replacement Options.
     Consideration. Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of common stock of Delek under the Plan in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of common stock subject to each Replacement Option granted pursuant to this Offer will be determined as described below, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock of Delek and in accordance with the terms of the Plan pursuant to which the Replacement Option is granted.
     The Exchange Program will not be a one-for-one exchange. As described further below, the number of shares covered by a Replacement Option will be determined by applying the applicable exchange ratio set forth in the Exchange Ratio Table below.
     On May 11, 2009, our Compensation Committee evaluated the exercise prices of the Eligible Options and the current share price of our common stock on the NYSE and determined the exchange ratios applicable to each Eligible Option based upon calculations provided by AON/Radford, our independent consultant. The Committee set the exchange ratios with the objective of minimizing the aggregate incremental compensation cost of the Replacement Options under the provisions of FAS 123(R). The exchange ratios were established by grouping Eligible Options with similar exercise prices and assigning an appropriate exchange ratio to each grouping.

     AON/Radford calculated the fair values of the Eligible Options and exchange ratios based upon the Black-Scholes model with the option-pricing model assumptions set forth below. This calculation of the exchange ratios was calculated as of an assumed exchange date of June 10, 2009.
•	U.S. Market Value of Delek common stock — $10.56 — Based on Delek’s closing stock price on the NYSE on May 11, 2009.

•	Expected Volatility — 36.18% — The expected volatility calculation is consistent with the ongoing methodologies used by Delek for purposes of valuing traditional stock option grants under FAS 123(R). As expressed to AON/Radford by Delek, the calculation of expected volatility places a 84% weight on Delek’s peer group’s historical volatilities, and a 16% weight on Delek’s peer group’s implied volatilities for their outstanding publicly traded stock option contracts, as of May 11, 2009.

•	Expected Dividend Yield — 1.00% — The expected dividend yield was calculated to be consistent with Delek’s ongoing methodology for purposes of valuing traditional stock options under FAS 123(R).

•	Risk-Free Rate of Return — 2.64% — 3.36% — A range of risk-free rates was used to value the exchange-eligible options, based on the remaining contractual term of the options as of May 11, 2009. Linear interpolation for each option’s remaining contractual term was applied to the Zero Coupon U.S. Treasury interest rates as of May 11, 2009.

•	Expected Life (exchange-eligible options) — AON/Radford has determined an expected life for each pre-exchange “underwater” option based upon the “in-the-money” level, vesting schedule, contractual term, and current life to date of each outstanding option. The expected lives were determined by means of Monte-Carlo simulations of future stock price paths by assuming that outstanding options were exercised (after vesting) once the simulated stock price path reached a level where the options were at-the-money and became exercisable. AON/Radford applied a uniform probability of exercise behavior thereafter, analogous to the assumption of the SEC’s Staff Accounting Bulletin #107.

•	Expected Life (new Replacement Options) — For the post-exchange options, which will be “at-the-money”, AON/Radford determined an expected life for each new option based upon the “simplified approach” as described in the SEC’s Staff Accounting Bulletin #107. This approach assumes that options will be exercised at the midpoint of the average time to vest and the full contractual term. Under the vesting schedules and contractual terms of the Replacement Options, the Replacement Options will have a weighted average expected life of 4.19 years.
     Setting the exchange ratios in the manner described above are intended to result in the issuance of Replacement Options that have a fair value approximately equal to the fair value of the surrendered Eligible Options they replace, thereby minimizing the additional compensation cost that we must recognize on the Replacement Options, although differences in fair value and additional compensation expense might result from fluctuations in our stock price after the exchange ratios were set but before the exchange actually occurs. Upon the completion of the Exchange Program, the FAS 123(R) incremental compensation cost of the Replacement Options will be calculated by AON/Radford, using the valuation methodologies described above, based upon the closing price of our common stock on the NYSE on the date the exchange offer expires (which is expected to be June 10, 2009), as well as other valuation assumptions.
     The following table sets forth the five applicable groupings of outstanding Eligible Options by exercise price, the exchange ratio that will be applicable to Eligible Options in each grouping that are surrendered for exchange, and the number of shares of our common stock that will be covered under the Replacement Options for each 100 shares covered under the Eligible Options in each grouping.
EXCHANGE RATIO TABLE

Exercise Price of	Exchange Ratio
Surrendered	(Replacement Options as a Percentage of	Replacement Options To Be Issued
Eligible Options	Surrendered Eligible Options)	Per 100 Eligible Options Surrendered
$16.00	67%	67
$16.01 - $20.99	57%	57
$21.00	50%	50
$21.01 - $25.99	44%	44
$26.00+	31%	31
     The number of shares covered by a Replacement Option will be determined by:
•	multiplying (i) the number of shares covered by the Eligible Option you exchanged for the Replacement Option by (ii) the applicable exchange ratio (for example, if you are exchanging 100 Eligible Options with an exercise price of $16.00, multiply 100 Eligible Options by the exchange ratio of 67%, resulting in 67 Replacement Options to be issued); and

•	rounding the resulting number to the nearest whole number on a grant-by-grant basis (with options for fractional shares greater than or equal to 0.5 rounded up to the nearest whole number and options for fractional shares less than 0.5 rounded down to the nearest whole number).
     The following table identifies, on a grant-by grant basis, the number of shares covered by a Replacement Option issued in exchange for validly tendered Eligible Options. For example:
•	If you received a grant of 16,250 Eligible Options at an original exercise price of $16.00 and validly tender these Eligible Options for exchange, you would be eligible to receive a Replacement Option covering 10,888 shares of Delek common stock.

•	If you received a grant of 1,000 Eligible Options at an original exercise price of $20.00 and validly tender these Eligible Options for exchange, you would be eligible to receive a Replacement Option covering 570 shares of Delek common stock.

•	If you received a grant of 500 Eligible Options at an original exercise price of $35.08 and validly tender these Eligible Options for exchange, you would be eligible to receive a Replacement Option covering 155 shares of Delek common stock.

NUMBER OF
SHARES	EXERCISE PRICE OF OPTION TO BE EXCHANGED ($)
COVERED BY	AND APPLICABLE EXCHANGE RATIO (%)
ELIGIBLE	$16.00	$16.01-$20.99	$21.00	$21.01-$25.99	$26.00+
OPTIONS	67%	57%	50%	44%	31%
TENDERED	NUMBER OF SHARES COVERED BY REPLACEMENT OPTIONS TO BE ISSUED
16,250	10,888	9,263	8,125	7,150	5,038
11,250	7,538	6,413	5,625	4,950	3,488
8,125	5,444	4,631	4,063	3,575	2,519
8,000	5,360	4,560	4,000	3,520	2,480
6,000	4,020	3,420	3,000	2,640	1,860
4,000	2,680	2,280	2,000	1,760	1,240
3,000	2,010	1,710	1,500	1,320	930
2,000	1,340	1,140	1,000	880	620
1,625	1,089	926	813	715	504
1,500	1,005	855	750	660	465
1,125	754	641	563	495	349
1,000	670	570	500	440	310
750	503	428	375	330	233
500	335	285	250	220	155
400	268	228	200	176	124
375	251	214	188	165	116
250	168	143	125	110	78
187	125	107	94	82	58
150	101	86	75	66	47
125	84	71	63	55	39
50	34	29	25	22	16
     Terms of Replacement Options. Each Replacement Option will have a per share exercise price equal to the greater of $8.00 or the closing price of the Company’s common stock on the NYSE on the grant date of the Replacement Options, will be unvested at the time it is granted and will vest according to the following schedule:
•	If all or a portion of an Eligible Option was vested on, or was scheduled to vest within six months of the grant date of the Replacement Options (which grant date is expected to be June 10, 2009), the corresponding portion of the Replacement Option will vest six months from the grant date of the Replacement Options (which vesting date is expected to be December 10, 2009).

•	If all or a portion of an Eligible Option was not vested on, and was not scheduled to vest within six months of the grant date of the Replacement Options (which grant date is expected to be June 10, 2009), the corresponding portion of the Replacement Option will vest on the same vesting date(s) on which such unvested portion of the Eligible Option would otherwise have become vested.
     Each Replacement Option will have the same expiration date as the Eligible Option for which it is exchanged. Except for the minimum six month vesting period described in the first bullet point above, the new exercise price and the right to purchase fewer shares of our common stock, each Replacement Option will have terms and conditions identical to those of the exchanged Eligible Option.
     The terms and conditions of your Eligible Options are set forth in the respective option grant documents evidencing those grants and in the Plan. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the option grant documents for those grants and the Plan under which they will be granted, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable option grant documents and the Plan. Additional information regarding the Plan may be found in our Definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on April 3, 2009 and in the Form S-8 and related prospectus prepared by us in connection with the Plan. Copies of these documents can be obtained by contacting us at 7102 Commerce Way, Brentwood, Tennessee 37027.
     Exercise. Generally, you may exercise the vested portion of your Replacement Options at any time before the option expires. Your Replacement Options will have the same expiration dates and conditions as apply to your corresponding Eligible Option.
     Income Tax Consequences of the Option Exchange. Please refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.
     Registration and Sale of Option Shares. All shares of common stock issuable upon exercise of options granted under the Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Delek, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.
     IMPORTANT NOTE: The statements in this offering memorandum concerning the Plan and the Replacement Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the Plan. Copies of the Plan and its related prospectus are available by contacting us at (615) 771-6701.

     SECTION 9. Information Concerning Delek US Holdings, Inc.
     Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, marketing and supply of refined products, and retail marketing of fuel and general merchandise. We are a Delaware corporation. Our mailing address and executive offices are located at 7102 Commerce Way, Brentwood, Tennessee 37027. Our phone number is (615) 771-6701.
     Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and “Part I, Item 1. Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. See Section 16 for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial data. For information regarding the accounting consequences of this Offer, see Section 11.
     The consolidated balance sheet data as of December 31, 2008 and 2007 and the consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006 are derived from, and are qualified by reference to, the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The consolidated balance sheet data as of December 31, 2006 and 2005 and the consolidated statement of operations data for the years ended December 31, 2006, 2005 and 2004 are derived from, and are qualified by reference to, the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The consolidated balance sheet data as of December 31, 2004 are derived from, and are qualified by reference to, the audited consolidated financial statements included in the Form S-1 for our initial public offering in 2006. The consolidated balance sheet data as of March 31, 2009 and consolidated statement of operations data for the three months ended March 31, 2009 are unaudited. All amounts set forth in the following tables are in millions, except share and per share data.

	As of March 31,	As of December 31,
	2009	2008	2007	2006	2005	2004
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$55.2	$15.3	$105.0	$101.6	$62.6	$22.1
Short-term investments	—	—	44.4	73.2	26.6	—
Total current assets	206.8	200.6	475.3	440.2	281.9	94.8
Property, plant and equipment, net	652.6	581.7	520.6	398.5	244.0	162.1
Total assets	1,093.9	1,017.2	1,244.3	949.4	606.2	330.1
Total current liabilities	199.1	186.2	305.0	230.8	175.9	72.3
Total debt, including current maturities	316.6	286.0	355.2	286.6	268.8	203.3
Total non-current liabilities	361.9	297.2	426.8	336.3	310.5	202.1
Total shareholders’ equity	532.9	533.8	512.5	382.3	119.8	55.8
Total liabilities and shareholders’ equity	1,093.9	1,017.2	1,244.3	949.4	606.2	330.2

	Three Months
	Ended March 31,	For the Year Ended December 31,
	2009	2008	2007	2006	2005	2004
	(unaudited)
Consolidated Statement of Operations Data:
Net Sales	$352.7	$4,615.2	$3,900.9	$3,016.0	$1,837.8	$701.0
Cost of goods sold	299.2	4,210.0	3,453.5	2,643.7	1,559.3	593.0

Gross profit	53.5	405.2	447.4	372.3	278.5	108.0

Operating expenses	44.1	233.8	207.1	162.4	119.8	67.3
Insurance proceeds — business interruption	(21.1)	—	—	—	—	—
Property damage proceeds, net	(1.6)	—	—	—	—	—
General and administrative expenses (1)	14.6	56.8	54.0	37.4	22.7	14.4
Depreciation and amortization	10.2	40.9	31.6	21.4	14.7	11.0
Gain on sale of assets	—	(6.8)	—	—	(1.6)	(0.9)
Unrealized (gain) loss on forward contract hedging activities	—	—	(0.1)	—	9.1	—

Total other operating costs and expenses	46.2	324.7	292.6	221.2	164.7	91.8

Operating income	7.3	80.5	154.8	151.1	113.8	16.2
Total non-operating costs and expenses	4.6	40.1	24.5	18.2	20.8	9.0

Income from continuing operations before income tax expense	2.7	40.4	130.3	132.9	93.0	7.2
Income tax expense	1.1	17.4	34.9	42.4	32.5	2.5

Income from continuing operations	1.6	23.0	95.4	90.5	60.5	4.7
(Loss) income from discontinued operations, net of tax	(1.5)	3.5	1.0	2.5	3.9	2.6

Net income before cumulative effect of a change in accounting policy	0.1	26.5	96.4	93.0	64.4	7.3
Cumulative effect of a change in accounting policy	—	—	—	—	(0.3)	—

Net income	$0.1	$26.5	$96.4	$93.0	$64.1	$7.3

Net income per share:
Basic	$—	$0.50	$1.85	$1.98	$1.63	$0.19

Diluted	$—	$0.49	$1.82	$1.94	$1.63	$0.19

Weighted average common shares outstanding:
Basic	53,682,070	53,675,145	52,077,893	47,077,369	39,389,869	39,389,869

Diluted	54,381,893	54,401,747	52,850,231	47,915,962	39,389,869	39,389,869

(1)	General and administrative expenses include $1.0 million, $3.7 million, $3.3 million and $2.4 million, respectively, in stock-based compensation expense for the three months ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006. There was no stock-based compensation expense recorded in the years ended December 31, 2005 or 2004.

	Three Months Ended
	2009	2008				2007
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	(unaudited)
Consolidated Statement of Operations Data:
Net Sales	$352.7	$658.1	$1,402.5	$1,388.5	$1,166.1	$1,067.2	$1,018.4	$1,051.6	$763.7
Cost of goods sold	299.2	555.3	1,271.2	1,298.8	1,084.7	997.8	911.6	877.1	667.0

Gross profit	53.5	102.8	131.3	89.7	81.4	69.4	106.8	174.5	96.7

Operating expenses	44.1	54.0	64.0	61.1	54.7	58.0	52.4	53.0	43.7
Insurance proceeds — business interruption	(21.1)	—	—	—	—	—	—	—	—
Property damage proceeds, net	(1.6)	—	—	—	—	—	—	—	—
General and administrative expenses (1)	14.6	14.9	16.3	12.5	13.1	14.4	13.8	13.7	12.1
Depreciation and amortization	10.2	12.8	10.3	8.8	9.0	9.3	8.1	7.6	6.6
Loss (gain) on sale of assets	—	0.1	(4.0)	(2.9)	—	—	—	—	—
Unrealized gain on forward contract hedging activities	—	—	—	—	—	(0.1)	—	—	—

Total other operating costs and expenses	46.2	81.8	86.6	79.5	76.8	81.6	74.3	74.3	62.4

Operating income (loss)	7.3	21.0	44.7	10.2	4.6	(12.2)	32.5	100.2	34.3
Total non-operating costs and expenses	4.6	15.2	7.1	5.6	12.2	8.0	6.0	4.7	5.8

Income (loss) from continuing operations before income tax expense	2.7	5.8	37.6	4.6	(7.6)	(20.2)	26.5	95.5	28.5
Income tax expense (benefit)	1.1	5.3	13.3	1.2	(2.4)	(8.2)	6.6	28.8	7.7

Income (loss) from continuing operations	1.6	0.5	24.3	3.4	(5.2)	(12.0)	19.9	66.7	20.8
(Loss) income from discontinued operations, net of tax	(1.5)	1.6	1.0	0.7	0.2	(0.1)	0.5	0.5	0.1

Net income (loss)	$0.1	$2.1	$25.3	$4.1	$(5.0)	$(12.1)	$20.4	$67.2	$20.9

Net income (loss) per share:
Basic	$—	$0.04	$0.47	$0.07	$(0.09)	$(0.23)	$0.39	$1.31	$0.41

Diluted	$—	$0.04	$0.47	$0.07	$(0.09)	$(0.23)	$0.38	$1.29	$0.40

Weighted average common shares outstanding:
Basic	53,682,070	53,680,668	53,680,570	53,671,164	53,668,058	53,665,125	52,299,679	51,176,711	51,139,869

Diluted	54,381,893	54,277,392	54,380,835	54,418,019	53,668,058	53,665,125	53,237,543	52,255,690	52,153,729

(1) Stock-based compensation expense included in general and administrative expenses above	$1.0	$1.2	$0.8	$0.8	$0.9	$0.9	$0.9	$0.8	$0.7

     SECTION 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Eligible Options.
     A list of the directors and executive officers of Delek is attached as Schedule A to this offering memorandum.
     As of May 11, 2009, our directors and executive officers (14 persons) as a group held Eligible Options outstanding under the Plan to purchase a total of 594,500 shares of our common stock. This number represented approximately 35.73% of the shares subject to all Eligible Options outstanding under the Plan as of May 11, 2009. The following table sets forth certain information as of May 13, 2009 regarding the Eligible Options held by each of our executive officers and directors. Unless otherwise indicated below, each person has an address in care of our principal executive offices at 7102 Commerce Way, Brentwood, Tennessee 37027.

		Beneficially
	Shares Subject	Owned
	to Eligible Options	Percentage of
	Beneficially	Eligible
	Owned	Options
Ezra Uzi Yemin	0	0.00%
Lynwood Gregory	61,750	3.71%
Frederec Green	78,000	4.69%
Harry P. (Pete) Daily	58,000	3.49%
Assaf Ginzburg	78,000	4.69%
Kimberly O’Dell	18,500	1.11%
Kathy Roadarmel	38,500	2.31%
Kent B. Thomas	61,750	3.71%
Asaf Bartfeld	28,000	1.68%
Gabriel Last	28,000	1.68%
Zvi Greenfeld	117,000	7.03%
Carlos E. Jordá	9,000	0.54%
Charles H. Leonard	9,000	0.54%
Philip L. Maslowe	9,000	0.54%
     Except for the delivery of an aggregate of 7,250 shares of our common stock pursuant to restricted stock units on May 8, 2009 and May 11, 2009, there were no transactions in our common stock or stock options involving any of our directors or executive officers during the 60 days prior to May 13, 2009. For more detailed information on the beneficial ownership of our common stock by our directors and executive officers, you can you can consult the beneficial ownership table on page 6 of our Definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders.
     Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or our Definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
     SECTION 11. Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.
     Each Eligible Option that we acquire pursuant to this Offer will be cancelled. Subsequently, the shares of common stock subject to an exchanged Eligible Option will not be available for future awards under our Plan.
     We have adopted the provisions of FAS 123(R), regarding accounting for share-based payments. Under FAS 123(R), we will recognize the incremental compensation cost of the stock options granted in this Offer.
     The incremental compensation cost will be measured as the excess, if any, of the fair value of the new Replacement Options granted in exchange for surrendered Eligible Option, over the fair value of the Eligible Options surrendered in exchange for the new Replacement Options. The fair value of new Replacement Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. Upon the completion of the Exchange Program, the incremental compensation cost of the Replacement Options will be calculated by AON/Radford, our independent compensation consultant, using the valuation methodology described in Section 8, based upon the closing price of our common stock on the NYSE on the date the exchange offer expires (which is expected to be June 10, 2009), as well as other valuation assumptions. The incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the new Replacement Options.
     The exchange ratios were be calculated to result in the fair value of Eligible Options surrendered being approximately equal to the fair value of the new Replacement Options replacing them. We do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of this Offer; however, because the exchange ratios applicable to the Offer were determined based upon fair values calculated prior to the commencement of the Offer, differences in fair value and incremental compensation cost might result from fluctuations in our stock price after the exchange ratios were set but before the exchange actually occurs.
     As would be the case with Eligible Options, in the event that any of the new Replacement Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited new Replacement Options will not be recorded.
     Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of this Offer, we cannot predict the exact amount of the charge that would result from this Offer.

     SECTION 12. Legal Matters; Regulatory Approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Replacement Options for Eligible Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated in this offering memorandum, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to grant Replacement Options for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7 of this offering memorandum.
     SECTION 13. Material U.S. Federal Income Tax Consequences.
     The following section provides a general summary of U.S. material federal income tax consequences associated with the Exchange Offer Program and the Replacement Options applicable to Eligible Persons who are individual citizens or residents of the U.S., and does not constitute tax advice. The information provided in this section is based on the Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of this Offer, all of which may change, possibly on a retroactive basis. This section does not discuss other U.S. federal tax consequences (such as employment or estate and gift taxes) or state or local U.S. tax consequences. In addition, it does not address U.S. or non-U.S. tax consequences applicable to Eligible Persons who are not U.S. citizens or residents. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your tax advisor for further information with respect to the non-U.S. and U.S. federal, state, local, and any other tax consequences of your participation in the Exchange Program.
     U.S. Federal Income Tax Consequences of the Exchange of Options. Your receipt of Replacement Options in exchange for Eligible Options pursuant to this Offer should not be a taxable event for federal income tax purposes.
     U.S. Federal Income Tax Consequences of Replacement Options. As stated above, the grant of a Replacement Option in exchange for an Eligible Option should not be a taxable event for U.S. federal income tax purposes. In general, the federal income tax consequences associated with the exercise of a Replacement Option are similar to those applicable to the exercise of the corresponding Eligible Option. Upon the exercise of a Replacement Option, you should realize ordinary income for U.S. federal income tax purposes equal to the excess of the then fair market value of the shares acquired upon the exercise over the option exercise price paid for the shares. If you are an employee, this ordinary income will be treated as wages, subject to applicable tax withholding. Your tax basis in the acquired shares should be equal to the exercise price plus the amount of ordinary income realized upon exercise. Gain or loss on a later sale of the acquired shares should be treated as long-term or short-term capital gain or loss, depending upon whether you have held the shares for more than one year before the sale.
     As noted above, this discussion is only a summary of material U.S. federal income tax considerations applicable to individual citizens and residents of the U.S., and is not a substitute for professional tax advice. Before you decide whether to participate in the Exchange Program, we urge you to consult with your own tax advisor for an explanation of the federal income and other tax considerations that apply in the context of your own situation. In particular, if you are an Eligible Person who is not a U.S. citizen or resident, we urge you to speak with your own tax advisor regarding the potential U.S. and non-U.S. tax consequences to you of participation in the Exchange Program.
     SECTION 14. Extension of Offer; Termination; Amendment.
     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.
     We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 of this offering memorandum by giving oral or written notice of the termination, amendment or postponement to the option holders eligible to participate in the Exchange Program or making a public announcement of the termination, amendment or postponement. If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.
     We also reserve the right, in our reasonable judgment, before the Expiration Time, to terminate the Offer by giving written notice of the termination to you or by making a public announcement of the termination. Subject to compliance with applicable law, we further reserve the right, before the Expiration Time, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer.
     Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 8:00 a.m., Central Time, on the next U.S. business day after the previously scheduled Expiration Time. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Persons in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release. For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.
     If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.
     SECTION 15. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer.
     SECTION 16. Additional Information.
     This offering memorandum is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offering memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange Eligible Options:
     (a) Delek US Holdings, Inc.’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2009 (File No. 001-32868), filed with the SEC on May 11, 2009.
     (b) Delek US Holdings, Inc.’s Definitive Proxy Statement on Schedule 14A for the 2009 annual meeting of stockholders (File No. 001-32868), filed with the SEC on April 3, 2009.
     (c) Delek US Holdings, Inc.’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2008 (File No. 001-32868), filed with the SEC on March 9, 2009.
     (d) Delek US Holdings, Inc.’s registration statement on Form S-8 (File No. 333-134495) (registering shares to be granted under the Plan), filed with the SEC on May 26, 2006.
     (e) Description of our common stock contained in our registration statement on Form 8-A, dated May 5, 2006 (File No. 001-32868).

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
     Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.
     Our common stock is quoted on the NYSE under the symbol “DK” and our SEC filings can also be read at the following NYSE address:
New York Stock Exchange
11 Wall Street
New York, New York 10005
     We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Delek US Holdings, Inc.
Attention: Option Exchange Administrator
7102 Commerce Way
Brentwood, Tennessee 37027
or by telephoning us at (615) 771-6701.
     The information contained in this offering memorandum about Delek should be read together with the information contained in the documents to which we have referred you.
     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.
     SECTION 17. Miscellaneous.
     This offering memorandum and our SEC reports referred to above include forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Any or all of the forward-looking statements included in this offering memorandum and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in this offering memorandum and in our most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
     The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.
     We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Options be accepted from or on behalf of, the option holders residing in a jurisdiction where that law is applicable.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Options pursuant to this offer. You should rely only on the information contained in this offering memorandum or other information to which we have in this offering memorandum referred you. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this offering memorandum or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
Delek US Holdings, Inc.
May 13, 2009

SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
DELEK US HOLDINGS, INC.
     (a) The directors and executive officers of Delek US Holdings, Inc. and their positions with the Company as of May 13, 2009 are set forth in the following table:

Name	Position(s) with the Company
Ezra Uzi Yemin	President, Chief Executive Officer and Director

Asaf Bartfeld	Director

Gabriel Last	Director

Zvi Greenfeld	Director

Carlos E. Jordá	Director

Charles H. Leonard	Director

Philip L. Maslowe	Director

Lynwood Gregory	Senior Vice President
Executive Vice President and Chief Operating Officer of MAPCO Express, Inc.

Frederec Green	Executive Vice President
President and Chief Operating Officer of Delek Refining Inc.
Vice President of Delek Marketing & Supply, Inc.

Harry P. (Pete) Daily	Vice President and Chief Operating Officer of Delek Marketing & Supply, Inc.
Vice President of MAPCO Express, Inc.
Vice President of Wholesale Marketing of Delek Refining, Inc.

Assaf Ginzburg	Executive Vice President

Kimberly O’Dell	Vice President of Marketing of MAPCO Express, Inc.

Kathy Roadarmel	Vice President of Human Resources

Kent B. Thomas	General Counsel and Secretary
     The business address and telephone number of each director and executive officer set forth above is: c/o Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027, telephone (615) 771-6701.
(b) As of March 31, 2009, approximately 73.5% of the Company’s outstanding shares of common stock (“Common Stock”) were beneficially owned by Delek Group Ltd. (“Delek Group”), a company organized under the laws of Israel. Delek Group is the parent company of Delek Petroleum Ltd., a company organized under the laws of Israel (“Delek Petroleum”). Delek Petroleum Ltd. is the parent company of Delek Hungary Holding Limited Liability Company, a company organized under the laws of Hungary (“Delek Hungary”). Delek Petroleum and Delek Hungary are the registered holders of the Common Stock beneficially owned by Delek Group. The business address of Delek Group and Delek Petroleum is Bet Adar

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Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Netanya (South) 42504, Israel, and their business telephone number is 011-972-9-863-8590. The business address of Delek Hungary is 1134 Budapest, Vaci ut 35, Hungary, and its business telephone number is 011-972-9-863-8590.
Mr. Itshak Sharon (Tshuva), a citizen of Israel, beneficially owns 64% of the outstanding equity and voting ordinary shares of Delek Group through corporations that he controls. Mr. Sharon may be deemed to be an indirect beneficial owner of the Common Stock beneficially owned by Delek Group. Mr. Sharon disclaims beneficial ownership of the Common Stock beneficially owned by Delek Group, except to the extent of his pecuniary interest therein. Mr. Sharon’s business address is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Netanya (South) 42504, Israel, and his business telephone number is 011-972-9-863-8590. This information is as of March 31, 2009, and is based on filings made by Delek Group with the Israel Securities Authority.
(c) The directors and executive officers of Delek Group and their positions with Delek Group as of March 31, 2009 are set forth in the following table:

Name	Position(s) with Delek Group, Ltd.
Gabriel Last	Chairman of the Board

Elad Sharon (Teshuva)	Vice Chairman of the Board

Gabriela Shalev	Director

Joseph Dauber	Director

Ben-Zion Zilberfarb	Director

Avi Harel	Director

Mazal Bronstein	Director

Moshe Amit	Director

Asaf Bartfeld	Chief Executive Officer

Liora Pratt Levin	Vice President, Chief Legal Consultant and Secretary

Barak Mashraki	Chief Financial Officer

Michael Greenberg	Internal Auditor

Lisa Haimovitz	Vice President Strategy
The business address of each director and executive officer set forth above is: c/o Delek Group Ltd., Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Netanya (South) 42504, Israel, and their business telephone number is 011-972-9-863-8590. This information is as of March 31, 2009, and is based on filings made by Delek Group with the Israel Securities Authority.

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